EXHIBIT 21.1

LIST OF SUBSIDIARIES OF

CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

AlloCelz LLC, a Nevada limited liability company

BioDefense Inc., a Nevada corporation

Bionance, LLC, a Nevada corporation*

Creative Medical Technologies, Inc., a Nevada corporation

ImmCelz Inc., a Nevada corporation

StemSpine, Inc., a Nevada corporation

* The Company has an 80% interest in this subsidiary